Exhibit 10.4

Officer Bonus Plan

Bonus Calculation

All vice presidents (“Participants”) of Websense, Inc. (the “Company”) not covered by another cash incentive compensation program will be eligible for a target bonus of 30% of their annual salary.  This bonus is based upon the Company meeting its Billings and/or Operating Income objectives.

Subject to discretionary adjustment, each half of the Company’s fiscal year (January — June and July — December) in which the Company meets its budgeted Billings and/or Operating Income targets, each Participant is eligible to receive an amount equal to 20% of their semi-annual salary as a bonus.  Half of the semi-annual bonus (10%) is earned if the Company meets its semi-annual Billings objective and the other half of the semi-annual bonus (10%) is earned if the Company achieves its semi-annual Operating Income target.

Subject to discretionary adjustment, an additional 10% of a Participant’s annual salary may be earned, again split evenly between objectives, if the Company achieves its annual Billings and Operating Income targets.

Achievement of at least 90% of a goal is required for any payment of the portion of the Participant’s bonus that is based on achievement by the Company of that goal.  Should the Company achieve 90% of its Billings or Operating Income goals, bonuses for that plan goal will be paid at half of the target payment for that goal.  Should the Company achieve 110% of its Billings or Operating Income goals, bonuses for that plan goal will be paid at 1.5 times what a Participant would have been paid on target for that goal.  Bonuses are prorated for goal achievement between 90% - 110%.

The Compensation Committee or Board of Directors has the discretion to adjust the bonus based upon whether the Participant meets individual objectives set for the Participant by the Participant’s manager.  Bonuses may be adjusted by a percentage of the bonus, ranging from 0% - 130% based upon achievement of such performance objectives.

Eligibility

Participants must be a current employee on the last day of the semi annual period (June 30th and December 31st) to be eligible to receive a bonus for that half and must be a current employee on the last day of the fiscal year to be eligible to receive an annual bonus.  Participants who start their employment during a period or are promoted into a Participant position must be employed for at least the full final quarter of the semi annual period or annual period to be eligible, and will have their bonus prorated accordingly.  Bonus amounts are based upon actual base salary paid during the period, exclusive of other payments or bonuses.

The Company reserves the right to change these terms from time to time as it feels necessary to accomplish its goals, including as a result of market conditions, personnel, new or different product offerings and/or corporate restructuring.